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                                                                    EXHIBIT 99.1


                          MCDONNELL DOUGLAS CORPORATION
                   1994 PERFORMANCE AND EQUITY INCENTIVE PLAN

                                    ARTICLE I
                                NAME AND PURPOSE

         1.1 Name. The name of this Plan is the "McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan."

         1.2 Purpose. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing equity ownership opportunities and performance based incentives to better align the interests of officers and key employees with those of shareholders. The Plan is also designed to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock and cash awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company.

                                   ARTICLE II
                 DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

         2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

                  (a) Affiliate. A Parent, or Subsidiary of the Company or any other entity designated by the Committee in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures).

                  (b) Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

                  (c) Benefit. Any benefit granted to a Participant under the Plan.

                  (d)      Board. The Board of Directors of the Company.

                  (e)      Cash Award. A Benefit payable in the form of cash.

                  (f) Change of Control. (i) The acquisition at any time by a "person" or "group" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) (excluding, for this purpose, the Company or any Subsidiary or any employee benefit plan of the Company or any Subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power in the election of directors of the then-outstanding securities of the Company or any successor of the Company; (ii) the termination of service as directors, for any reason other than death, disability or retirement from the Board during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the shareholders of the Company of any merger or consolidation or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger or share exchange


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         with a wholly-owned Subsidiary of the Company) or liquidation of the
         Company or any sale or disposition of 50% or more of the assets or earning power of the Company; or (iv) approval by the shareholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Company's Board of Directors deems otherwise. A "Change in Control" shall not include any reduction in ownership of an Affiliate so long as the entity continues to meet the definitions of those terms as contained in this Section.

                  (g) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

                  (h)      Company. The Boeing Company.

                  (i) Committee. The Company's Compensation Committee or its successor.

                  (j) Common Stock. The Company's $5.00 par value common stock.

                  (k) Effective Date. The date that the Plan is approved by the shareholders of MDC which must occur within one year after approval by the Board of Directors of MDC. Any grants of Benefits prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

                  (l)      Employee. Any person employed by the Employer.

                  (m)      Employer. The Company and all Affiliates.

                  (n) Exchange Act. The Securities Exchange Act of 1934, as amended.

                  (o) Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

                  (p) Fiscal Year. The taxable year of the Company which is the calendar year.

                  (q) ISO. An Incentive Stock Option as defined in Section 422 of the Code.

                  (r)      MDC. McDonnell Douglas Corporation.

                  (s) NQSO. A Non-Qualified Stock Option that does not meet the statutory requirements of an ISO.

                  (t) Option. An option to purchase Shares granted under the Plan.

                  (u) Other Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

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                  (v)      Parent. Any corporation (other than the Company or a
         Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                  (w) Participant. An Employee who is granted a Benefit under the Plan. Benefits may be granted only to Employees.

                  (x) Performance Share. A Share awarded to a Participant under ARTICLE XVI of the Plan.

                  (y) Plan. The McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan and all amendments and supplements to it.

                  (z) Restricted Stock. Shares issued under ARTICLE XV of the Plan.

                  (aa) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.

                  (bb)     SEC. The Securities and Exchange Commission.

                  (cc)     Share. A share of Common Stock.

                  (dd) SAR. A Stock Appreciation Right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

                  (ee) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

         2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan, or between the Plan and an Agreement, relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE or in such Agreement.

                                   ARTICLE III
                                  COMMON STOCK

         3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 1,222,000. During the term of this Plan, no more than 250,000 of such Shares may be granted to any one individual. Such Shares may be authorized but unissued Shares, required Shares, Shares acquired on the open market specifically for distribution under this Plan, or any combination thereof.

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         3.2      Reusage. Other than pursuant to Section 3.3, no further awards may be granted pursuant to the Plan after July 28, 1997.

         3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number of shares available for grant under the Plan or subject to or granted pursuant to a Benefit and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

                                   ARTICLE IV
                                   ELIGIBILITY

         4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined by the Committee in its sole discretion. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer. Members of the Committee and any other persons whose participation in the Plan would cause disqualification of this or any other benefit plan intended to be qualified under Rule 16b-3 are ineligible to participate in the Plan.

                                    ARTICLE V
                                 ADMINISTRATION

         5.1 Committee. The Plan shall be administered by the Company's Management Compensation and Succession Committee or its successor. The Committee shall consist of three or more members of the Board who are "disinterested persons" as defined in Rule 16b-3 and are "outside directors" as defined in Code
Section 162(m) and the regulations thereunder.

         5.2 Authority. Subject to the terms of the Plan, the Committee shall have sole discretionary authority to:

                  (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants;

                  (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

                  (c)      interpret and construe the Plan and all Agreements;

                  (d) prescribe, amend and rescind rules and regulations relating to the Plan;

                  (e)      determine the content and form of all Agreements;

                  (f) determine all questions relating to Benefits under the Plan;

                  (g) maintain accounts, records and ledgers relating to Benefits;

                  (h) maintain records concerning its decisions and proceedings;

                  (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

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                  (j)      do and perform all acts which it may deem necessary
         or appropriate for the administration of the Plan and carry out the purposes of the Plan.

         5.3 Performance Based Benefits. The Committee's discretion to grant Benefits includes the right to issue up to 25,000 Shares per Fiscal Year which are not performance based. Since one of the primary purposes of the Plan is to provide performance based incentives, not less than 40% of the Shares in excess of this amount which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan in any Fiscal Year shall be payable solely on account of the attainment of performance goals established at the sole discretion of the Committee at the time such Benefit is granted. Such performance goals will be based upon one or more of the following performance based criteria, either on a Company-specific basis or in comparison with peer group performance: return on net assets, return on assets, return on equity, return on capital, return on revenues cash flow, book value, Share price performance (including Options and SARs tied solely to appreciation in the fair market value of the Shares), earnings per Share, price earnings ratio, or tool quality management score calculated generally in accordance with criteria and scoring procedures specified by the Malcolm Baldrige Foundation.

         5.4 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, SARs, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee of Employees.

         5.5 Decisions of Committee and its Delegates. All decisions made by the Committee, or (unless the Committee has specified an appeal process to the contrary) any other person or persons to whom the Committee has delegated authority, pursuant to the provisions hereof shall be final and binding on all persons.

                                   ARTICLE VI
                                AMENDMENT OF PLAN

         6.1 Power of Committee. The Committee shall have the sole right and power to amend the Plan at any time and from time to time; provided, however, that the Committee may not amend the Plan, without approval of the shareholders of the Company, in a manner which would:

                  (a) cause Options which are intended to qualify as ISOs to fail to qualify;

                  (b) cause the Plan to fail to meet the requirements of Rule 16b-3; or

                  (c)      violate applicable law.

                                   ARTICLE VII
                          TERM AND TERMINATION OF PLAN

         7.1 Term. The Plan shall commence as of the Effective Date. No Benefit shall be granted pursuant to the Plan on or after the tenth anniversary date of the Effective Date, but Benefits granted prior to such tenth anniversary may extend beyond that date to the date(s) specified in the Agreement(s) covering such Benefits.

         7.2 Termination. Subject to ARTICLE VIII, the Plan may be terminated at any time by the Committee.

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                                  ARTICLE VIII
                     MODIFICATION OR TERMINATION OF BENEFITS

         8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's rights to or under any Benefit granted prior to such amendment or termination.

         8.2 Committee's Right. Except as may be provided in an Agreement, any Benefit granted may be converted, modified, forfeited or canceled, prospectively or retroactively, in whole or in part, by the Committee in its sole discretion, but, subject to Section 8.3, no such action may impair the rights of any Participant without his or her consent. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Benefit.

         8.3 Termination of Benefits under Certain Conditions. The Committee in its sole discretion may cancel any unexpired, unpaid, or deferred Benefits at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Agreement or if the Participant, whether or not he or she is currently employed by an Employer, acts in a manner contrary to the best interests of the Company or any Affiliate.

         8.4 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special Rules applicable to Benefits granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Benefits to such Participants in accordance with those rules.

                          ARTICLE IX CHANGE OF CONTROL

         9.1 Right of Committee. The occurrence of a Change of Control shall not limit the Committee's authority to take any action, in its sole discretion, permitted by Section 8.2. The Committee, in its sole discretion, may specify in any Agreement the effect a Change of Control will have on such Agreement.

                                    ARTICLE X
                         AGREEMENTS AND CERTAIN BENEFITS

         10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

         10.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine in its sole discretion to be necessary, desirable and appropriate for the Benefit granted which may include, but not necessarily be limited to, the following: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death, disability, change of duties or termination of employment; the Benefit's conditions; subject to the provisions of Section 11.2,

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when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

         10.3 Certain Benefits. Any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant, his or her guardian or legal representative. The designation of a beneficiary by such individual shall not constitute a transfer.

                                   ARTICLE XI
                     TANDEM AWARDS AND REISSUANCE OF OPTIONS

         11.1 Tandem Awards. Benefits may be granted by the Committee in its sole discretion individually or in tandem, provided, however, that no Benefit except SARs may be granted in tandem with an ISO.

         11.2 Cancellation and Reissuance of Options. The Committee will not permit the repricing of Options by any method, including by cancellation and reissuance.

                                   ARTICLE XII
                  PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

         12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company is to be paid:

                  (a)      in cash;

                  (b) by the surrender of all or part of a Benefit (including the Benefit being exercised);

                  (c) by the tender to the Company of Shares owned by the Participant and registered in his or her name, having a Fair Market Value equal to the amount due to the Company;

                  (d) in other property, rights and credits, deemed acceptable by the Committee including the Participant's promissory note; or

                  (e) by any combination of the payment methods specified in (a) through (d) above.

Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the required Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

         12.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend or dividend equivalent payments or dividend credit rights.

         12.3 Optional Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

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         12.4     Code Section 162(m). The Committee, in its sole discretion, may require that one or more Agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company for all or part of any Benefit under the Plan, a Participant's receipt of the portion of such Benefit that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Participant's remuneration does not exceed the limit set forth in such provision of the Code.

         12.5 Withholding. The Company may, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Option is exercised, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount necessary to satisfy federal, state and local withholding requirements with respect to such distribution or exercise of such Option. Such withholding may be satisfied, at the Company's option, either by cash or the Company's withholding of Shares. Agreements may contain withholding provisions applicable only to Participants who are subject to Section 16 of the Exchange Act.

                                  ARTICLE XIII
                                     OPTIONS

         13.1 Type of Options. It is intended that that both ISOs and NQSOs may be granted by the Committee under the Plan.

         13.2 Option Price. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

         13.3 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code or any successor statute in effect from time to time.

         13.4 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

         13.5     Determination by Committee. Except as otherwise provided in
Section 13.2 through Section 13.4, the terms of all Options shall be determined by the Committee.

                                   ARTICLE XIV
                                      SARS

         14.1 Grant and Payment. The Committee may grant SARS. Upon electing to receive payment of an SAR, a Participant shall receive payment in cash, in Shares, or in any combination of cash and Shares, as the Committee shall determine.

         14.2 Grant of Tandem Award. If SARs are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in SARs standing to a Participant's credit which were granted in tandem with the Option; and the payment of SARs shall cause a proportional reduction of the Shares under such Option. If SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

         14.3 Payment of Award. SARs shall be paid by the Company to a Participant, to the extent payment is elected by the Participant (and is otherwise duo and payable), as soon as practicable after the date on which such election is made.

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                                   ARTICLE XV
                                RESTRICTED STOCK

         15.1 Description. The Committee may grant Benefits in Shares as Restricted Stock with such terms and conditions as may be determined in the sole discretion of the Committee. Shares of Restricted Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entered to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant. The Committee may (but is not obligated to) require that any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Benefit.

         15.2 Cost of Restricted Stock. Grants of Shares of Restricted Stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law.

         15.3 Nontransferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

                                   ARTICLE XVI
                               PERFORMANCE SHARES

         16.1 Description. Performance Shares represent the right of a Participant to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms and conditions of a grant. The terms and conditions shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted financial performance objectives.

         16.2 Grant. The Committee may grant an award of Performance Shares at such times, in such amounts and under such terms and conditions as it deems appropriate.

                                  ARTICLE XVII
                                   CASH AWARDS

         17.1 Grant. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate.

         17.2 Limitation. The amount of any Cash Award in any Fiscal Year to any Participant shall not exceed the greater of $500,000 or 50% of his cash compensation (excluding any Cash Award under this ARTICLE XVII) paid in such Fiscal Year.

         17.3 Restrictions. As determined by the Committee in its sole discretion, Cash Awards may be subject or not subject to conditions, restricted or nonrestricted, vested or subject to forfeiture, and may be payable currently or in the future or both.

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                                  ARTICLE XVIII
                   OTHER STOCK BASED AWARDS AND OTHER BENEFITS

         18.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the market performance of the Common Stock, and the grant of securities convertible into Shares.

         18.2 Other Benefits. The Committee shall have the right to provide other types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan has been established.

                                   ARTICLE XIX
                            MISCELLANEOUS PROVISIONS

         19.1 Termination of Employment. If the employment of a Participant by the Employer terminates for any reason, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rates established by the Committee. These rules may provide as the Committee in its sole discretion may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting, except as may be provided in an Agreement, of all or part of the Benefits.

         19.2 Unfunded Status of the Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

         19.3 Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

         19.4 Nontransferability. Unless otherwise determined by the Committee or specified in an Agreement, (i) no Benefit granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (ii) a Benefit granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative; except that no ISO may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant's lifetime, by the Participant's guardian or legal representative.

         19.5 Rule 16b-3. With respect to Participants subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Plan


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administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the committee.

         19.6 Underscored References. The underscored references contained in the Plan and in any Agreement are included only for convenience, and they shall nor be construed as part of the Plan or Agreement or in any respect affecting or modifying its provisions.

         19.7 Number and Gender. The masculine, feminine and neuter, wherever used in the Plan or in any Agreement, shall refer to either the masculine, feminine or neuter; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

         19.8 Governing Law. The place of administration of the Plan and each Agreement shall be in the State of Missouri. The corporate law of the Company's state of incorporation shall govern issues related to the validity and issuance of Shares. Otherwise, this Plan and each Agreement shall be construed and administered in accordance with the laws of the State of Missouri, without giving effect to principles relating to conflict of laws.

         19.9 Purchase for Investment. The Committee may require each person purchasing or receiving Shares pursuant to a Benefit to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

         19.10 No Employment Contract. Neither the adoption of the Plan nor any Benefit granted hereunder shall confer upon any Employee any right to continued employment nor shall the Plan or any Benefit interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

         19.11 No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.




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